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                                                                 EXHIBIT (a)(12)

[JUNIPER LOGO]                                     STOCK OPTION EXCHANGE PROGRAM

                           FREQUENTLY ASKED QUESTIONS

The following section is designed to assist you with some of the more common questions people have in evaluating whether or not to participate in the exchange program.

WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

     Our Stock Option Exchange Program (also called the "offer") is a voluntary program permitting employees to cancel eligible stock options ("Eligible Options") and exchange them for replacement options covering the same number of shares ( "Replacement Options") that will be granted on a future date.

WHY ARE WE OFFERING THE STOCK OPTION EXCHANGE PROGRAM?

     We are offering the Stock Option Exchange Program because of the decline in the price of our common stock in recent months. We recognize that the exercise price of the majority of outstanding options to purchase our common stock is currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. This undermines the purpose of our stock option program, which was designed to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Therefore, we are offering you the opportunity to participate in this Stock Option Exchange Program. Your participation in this offer is voluntary, and we will allow you to either keep your outstanding Eligible Options at their current exercise price or cancel those Eligible Options in exchange for a Replacement Option for the same number of shares as covered by the Eligible Options that you exchanged.

ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions that are described in the Offer Document. However, the offer is not conditioned on a minimum number of optionholders accepting the offer or a minimum number of options being exchanged.

HOW DOES THE OFFER WORK?

     On or before the expiration date of the offer (called the "Expiration Date"), you may decide to exchange any one or all of your Eligible Options for Replacement Options. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchanged. The number of Replacement Options you are granted will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration

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     Date and the Replacement Option grant date. If you elect to exchange any of your Eligible Options: (i) the formula-based options granted in 50% increments on April 4, 2001 and July 11, 2001 (that we call the "Formula Grants") will automatically be cancelled; and (ii) all other options granted to you during the six months prior to the Expiration Date will automatically be exchanged and Replacement Options will be granted for those Eligible Options, as well as the other Eligible Options that you elect to exchange in the offer.

HOW DO I KNOW WHAT I HAVE?

     You can see your grant information online at Charles Schwab & Co. OptionCenter. Go to www.schwab.com/optioncenter and click on the yellow bar in the middle of the page that says "Login to Schwab OptionCenter." (Note that if you click on the "Login" tab in the upper lefthand corner of the page you will go back to the brokerage account side where any shares that you own would be and you won't see your options information). From there you'll get to a login screen where you input your account number and password (default password is the last four digits of your SSN. You will be prompted to change that password the first time you log in). The first time you log in you will have to click through some online agreements. From there you'll get to a summary page and will see a row of tabs across the page. If you click on "All Options" you should see your grant information. Note that Schwab's system splits up vested vs. unvested options so you will see two line items for every option that has vested shares.

HOW DO I KNOW WHICH OPTIONS I HAVE ARE "ELIGIBLE OPTIONS"?

     When you go to the online Election Form, only Eligible Options will be listed. Formula Grants and options with a price lower than $10 are not eligible for the offer.

WHAT IF MY ELIGIBLE OPTIONS ARE NOT YET VESTED? CAN I EXCHANGE THEM?

     Yes. Your Eligible Options do not need to be vested in order for you to participate in the offer.

WHY DO I HAVE TO GIVE UP MY FORMULA GRANTS IF I EXCHANGE ANY OTHER ELIGIBLE OPTIONS?

     The purpose of the Formula Grants was to incentivize people holding underwater stock options. The number of options granted in the Formula Grants was based on each person's hire-date and strike price on their initial option grant. As a result, people who had higher strike prices generally received more options in the Formula Grant than people who had been with the company longer, but had much lower strike prices.

     If Formula Grants were eligible for the offer, it would mean that some people who have been with the company for a shorter time would have more shares than people who have been with the company longer, even though everyone

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     who participates in the offer will have the same strike price after the
     Replacement Options are granted. This obviously unfair result led management to conclude that the Formula Grants should be cancelled for anyone who elects to participate in the offer.

IF I DO NOT EXCHANGE ANY OF MY OPTIONS, DO I GET TO KEEP MY FORMULA GRANTS?

     Yes. If you elect not to participate in the exchange, you may keep all of your current options.

I HAVE MORE THAN ONE ELIGIBLE OPTION GRANT. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE IN THE OFFER?

     No. You may exchange one or more of your Eligible Options or none at all. However, if you elect to exchange any Eligible Option: (i) your Formula Grants will automatically be cancelled; and (ii) any other options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged and Replacement Options will be granted for them. If you choose not to exchange any of your Eligible Options, then no options will be exchanged.

CAN I EXCHANGE A PORTION OF A PARTICULAR GRANT?

     No. For any particular option grant, you must either exchange or hold the entire grant.

CAN I EXCHANGE THE UNEXERCISED PORTION OF AN ELIGIBLE OPTION THAT I HAVE PARTIALLY EXERCISED?

     The offer pertains ONLY to outstanding options -- that is -- options that have not been exercised; however, an unexercised portion of a grant that has been partially exercised is eligible for the offer.

DO I NEED TO DO ANYTHING IF I DON'T WANT TO PARTICIPATE?

     If you don't want to participate in the offer, please go to the online Election Form and click the button that says "I do not want to participate". You will receive an email confirming your decision. You may change your mind any time and as many times as you want to BEFORE the deadline. You will receive a confirming email each time you change your election.

WHAT IS THE VESTING SCHEDULE FOR THE REPLACEMENT OPTIONS?

     All of the Replacement Option grants will be vested 25% on the date of grant. The vesting schedule for remaining 75% of the Replacement Option grant is determined based on the grant date of the oldest Eligible Option that you decide to exchange. The table below shows the vesting periods.